Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-59766, 333-36740, 333-60379, 333-85210 and No. 333-108785) and Form S-8 (No. 333-87384, No. 333-88711, No. 333-111736, No. 333-118096 and No. 333-118097) of Corporate Office Properties Trust of our report dated April 3, 2006 relating to the historical summaries of revenue and certain expenses of the Hunt Valley/Rutherford Portfolios which appears in the Current Report on Form 8-K of Corporate Office Properties Trust dated April 3, 2006.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, MD
April 3, 2006